UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

Pursuant to Section 12(b) or (g) of the

Securities Exchange Act of 1934

MAGNACHIP SEMICONDUCTOR CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	83-0406195
(State or incorporation or organization)	(I.R.S. Employer Identification No.)

c/o MagnaChip Semiconductor S.A. 1, Allée Scheffer, L-2520 Luxembourg, Grand Duchy of Luxembourg	Not Applicable
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Preferred Stock Purchase Rights	NYSE

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box:  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box:  ☐

Securities Act registration statement file number to which this form relates:

N/A

Securities to be registered pursuant to Section 12(g) of the Act:

None

Item 1. Description of Registrant’s Securities to be Registered.

The Company’s Form 8-A registration statement is hereby amended to describe the following transaction:

Effective March 2, 2016, MagnaChip Semiconductor Corporation (the “Company”) entered into an Amendment No. 1 to its Rights Agreement dated as of March 5, 2015 (the “Rights Agreement”) with American Stock Transfer & Trust Company, LLC, as Rights Agent to extend the term of the Rights Agreement to September 5, 2016, unless earlier redeemed or exchanged by the Company. The exercise price of the rights is changed to $12 from $24, and the definition of “Acquiring Person” under the Rights Plan is amended to increase the beneficial ownership trigger from 10% to 12.5% for any person who is not a passive institutional investor. The material terms of Amendment No. 1 to the Rights Agreement are described in the Company’s Form 8-K dated March 2, 2016.

Item 2. Exhibits.

Exhibit Number	Description of Exhibit

4.1	Amendment No. 1 dated as of March 2, 2016, to the Rights Agreement between MagnaChip Semiconductor Corporation and American Stock Transfer & Trust Company, LLC, as Rights Agent (incorporated by reference to the Company’s Form 8-K dated March 2, 2016).

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Amendment No. 1 to this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

MagnaChip Semiconductor Corporation

By:	/s/ Theodore Kim
Name:	Theodore Kim
Title:	Chief Compliance Officer, Executive Vice President, General Counsel and Secretary

Date: March 2, 2016